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                                                                    EXHIBIT 11.1

             STATEMENT RE: COMPUTATION PRO FORMA NET LOSS PER SHARE

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
                                                    THREE MONTHS                 SIX MONTHS
                                                   ENDED JUNE 30,              ENDED JUNE 30,
                                              -------------------------   -------------------------
                                                 1996          1995          1996          1995
                                              -----------   -----------   -----------   -----------
Weighted average common shares outstanding...   2,588,654       465,325     1,531,385       465,325
Effect of convertible preferred stock
  converted at date of issuance..............   5,875,958     5,861,036     6,703,557     5,689,036
Effect of common equivalent shares issued by
  the Company during the twelve month period
  immediately preceding the Company's initial
  public offering in June 1996, as if they
  were outstanding for all periods presented
  prior to June 30, 1996 (using the treasury
  stock method)..............................          --       190,331        95,166       190,331
                                              -----------   -----------   -----------   -----------
Shares used in computing pro forma net loss
  per share..................................   8,464,612     6,516,692     8,330,108     6,344,692
Net loss..................................... $(3,089,933)  $(1,811,407)  $(5,451,193)  $(3,320,897)
Pro forma net loss per share................. $     (0.37)  $     (0.28)  $     (0.65)  $     (0.52)
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